UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TR FINANCE LLC**

(Exact name of registrant as specified in its charter)

Delaware	84-3786645
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2900 Ames Crossing Road

Suite 100

Eagan, Minnesota

(Address of principal executive offices)

55121

(Zip Code)

** See Table of Additional Registrants on next page

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered(1)	Name of each exchange on which each class is to be registered
3.350% Notes due 2026	The Nasdaq Stock Market LLC
5.850% Notes due 2040	The Nasdaq Stock Market LLC
4.500% Notes due 2043	The Nasdaq Stock Market LLC
5.650% Notes due 2043	The Nasdaq Stock Market LLC
5.500% Debentures due 2035	The Nasdaq Stock Market LLC

(1)	Includes the guarantees by Thomson Reuters Corporation and the other subsidiary registrants named herein.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-284827, 333-284840, 333-284840-01, 333-284840-02 and 333-284840-03.

Securities to be registered pursuant to Section 12(g) of the Act:

None

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	I.R.S. Employer Identification No.	State or Other Jurisdiction of Incorporation or Organization	Address of Principal Executive Offices
Thomson Reuters Corporation	98-0176673	Ontario, Canada	19 Duncan Street Toronto, Ontario M5H 3H1, Canada

Thomson Reuters Applications Inc.	74-3053016	Delaware	2900 Ames Crossing Road Suite 100 Eagan, Minnesota 55121

Thomson Reuters (Tax & Accounting) Inc.	75-1297386	Texas	6160 Warren Parkway, Suite 700, Frisco, Texas 75034

West Publishing Corporation	41-1426973	Minnesota	2900 Ames Crossing Road Suite 100 Eagan, Minnesota 55121

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

TR Finance LLC (“TR Finance”), as the issuer, is registering the following series of its debt securities (collectively, the “TR Finance Notes”) under Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the listing of such series on the Nasdaq Stock Market LLC (“Nasdaq”) under the following Nasdaq symbols:

•	3.350% Notes due 2026 (Nasdaq: TRI26)

•	5.850% Notes due 2040 (Nasdaq: TRI40)

•	4.500% Notes due 2043 (Nasdaq: TRI43A)

•	5.650% Notes due 2043 (Nasdaq: TRI43B)

•	5.500% Debentures due 2035 (Nasdaq: TRI35)

Trading of the TR Finance Notes on Nasdaq is expected to commence on or about March 21, 2025. Each of the foregoing series of TR Finance Notes will be fully and unconditionally guaranteed by Thomson Reuters Corporation (“TRC”), and will also be guaranteed by each of Thomson Reuters Applications Inc., Thomson Reuters (Tax & Accounting) Inc. and West Publishing Corporation (collectively, the “Subsidiary Guarantors” and together with TR Finance and TRC, the “Registrants”). The TR Finance Notes are expected to be issued on or about March 20, 2025 in connection with the closing of the previously-announced exchange offers of TRC debt securities, which expired on March 17, 2025.

A description of the TR Finance Notes is contained in the Prospectus dated March 10, 2025, which forms a part of the Registrants’ joint Registration Statements on Form F-10 and Form F-4 (File Nos. 333-284827, 333-284840, 333-284840-01, 333-284840-02 and 333-284840-03), and is incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed herewith and are incorporated herein by reference:

99.1	Form of Indenture among TR Finance LLC, as issuer, Thomson Reuters Corporation, as Guarantor, the Subsidiary Guarantors, Computershare Trust Company of Canada, as Trustee, and Deutsche Bank Trust Company Americas, as Trustee (the “TR Finance Indenture”) (incorporated by reference to Exhibit 7.1 to the Registration Statement on Form F-10 of Thomson Reuters Corporation (File No. 333-284827) filed on March 10, 2025).

99.2	Form of Supplemental Indenture to the TR Finance Indenture among TR Finance LLC, as Issuer, Thomson Reuters Corporation, as Guarantor, the Subsidiary Guarantors, Computershare Trust Company of Canada, as Trustee, and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 7.2 to the Registration Statement on Form F-10 of Thomson Reuters Corporation (File No. 333-284827) filed on March 10, 2025).

99.3	Form of TR Finance Notes (included in Exhibit 99.2).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, each Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THOMSON REUTERS CORPORATION

Date: March 19, 2025	By:	/s/ Jennifer Ruddick
Name: Jennifer Ruddick Title: Deputy Company Secretary

TR FINANCE LLC

	By:	/s/ Richard Napolitano
Name: Richard Napolitano Title: Chief Financial Officer

THOMSON REUTERS APPLICATIONS INC.

	By:	/s/ Richard Napolitano
Name: Richard Napolitano Title: Vice President & Assistant Secretary

THOMSON REUTERS (TAX & ACCOUNTING) INC.

	By:	/s/ Richard Napolitano
Name: Richard Napolitano Title: Vice President & Assistant Secretary

WEST PUBLISHING CORPORATION

	By:	/s/ Richard Napolitano
Name: Richard Napolitano Title: Vice President & Assistant Secretary